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                                                                    EXHIBIT 23.2


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the use of our report dated May 1, 1998 with respect to the consolidated financial statements of Therma-Wave, Inc. as of March 31, 1998 included in this Annual Report (Form 10-K) for the year ended March 31, 2000.

Our audit also included the financial statement schedule of Therma-Wave, Inc. listed in Item 14(a) in this Annual Report (Form 10-K). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audit. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth herein.


                                                           ERNST & YOUNG LLP

San Jose, California
June 28, 2000